Exhibit 10.3

EA Digital Illusions CE AB
and
Patrick Söderlund
EMPLOYMENT AGREEMENT

This Agreement is made on September 17, 2013
Between:

1)	EA Digital Illusions CE AB, Reg. No. 556710-6520, registered address Box 20068, 104 60 Stockholm
("the Company"); and

2)	Patrick Söderlund (“you”, “your” or “yours”)

IT IS HEREBY AGREED as follows:

1.	START DATE AND TERM

(a)
You have been employed since 1 January 2000 under another employment agreement and from 17 September 2013 (the “Effective Date”) the terms of this agreement will apply and replace all previous employment agreements.

(b)	You represent and warrant that:

(i)
you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement or from performing your duties under this Agreement;

(ii)	you are entitled to work in Sweden (and have a valid work permit, if necessary) and will continue to be so entitled throughout your employment with the Company; and

(iii)	if you cease to be entitled to work in Sweden you will inform the Company of such fact as soon as you become aware of it.

2.	JOB TITLE AND DUTIES

(a)
Your job title will be EVP, EA Games Label. To the extent permitted under Swedish law, the Company may make changes to your job title and duties that it considers reasonable to meet business needs, but will give you reasonable notice before doing so. Consequently, the Company reserves the right to request that you carry out the duties of a different position of equivalent status either in addition to or instead of your duties.

(b)	In addition to your general duties as EVP Games Label you shall:

(i)	perform any duties assigned to you as long as they are consistent with your job title and comply with such instructions, as the Company shall from time to time issue;

(ii)	devote the whole of your time, attention and abilities to the Company's affairs during business hours;

(iii)	act in the best interests of the Company at all times and carry out the performance of your work and general conduct to the highest standards; and

(iv)
keep the Company at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Company and provide such explanations in that connection as the Company may require.

3.	HOURS OF WORK

Normal hours of work shall be 40 hours per week (excluding lunch breaks), Monday to Friday, together with such additional hours during the week and at weekends as may be necessary for you to carry out your duties hereunder. The Company may under the applicable collective bargaining agreement vary its normal working hours to meet its requirements on giving you reasonable notice.

4.	PLACE OF WORK

(a)	Your normal place of work shall be Company’s offices at Katarinavägen 15, 116 45 Stockholm or such other place within Sweden as the Company may on reasonable notice require.

(b)	You may be required to travel on behalf of the Company anywhere within the world but you will not be obliged to reside or spend more than 30 consecutive days outside Sweden on a yearly basis.

5.	REMUNERATION

(a)
You will be entitled by way of remuneration to a fixed gross salary at the rate of 4,122,163 SEK per year which fixed salary will accrue on a daily basis. Salary is payable in arrears on the 25th of each month. The Company will pay social security contributions and withhold income tax and other fees and taxes as required under Swedish law.

(b)
You are eligible to participate in the Company’s discretionary bonus scheme which is payable at the Company’s discretion. The details of the discretionary bonus scheme are available from the Company’s Human Resources department.

(c)	You agree that the remuneration package provided by the Company is sufficient compensation for overtime and that no separate overtime compensation will be paid by Company to You.

(d)	Your salary will be reviewed by the Company from time to time in compliance with the applicable collective bargaining agreement.

(e)
Any payments due from you to the Company may be deducted from your salary and/or any other money due to you from the Company as set out in Clause 16 herein. This consent may be withdrawn by you at any time.

(f)
In addition to the above and subject to you complying with (and continuing to comply) with any rules or procedures imposed by the Company on the use of cars, your position entitles you to a Company car or cash allowance of 12,391 SEK per month which is given in accordance with the Company car allowance policy which is available from HR.

6.	PENSION AND INSURANCE
You are eligible to participate in the pension scheme set out in the Company’s Pension Scheme and the applicable collective bargaining agreement. Details of the pension scheme are available from the Human Resources department.
In addition the Company shall supply occupational group life insurance (“TGL”), industrial occupational injury insurance (“TFA”) and travel insurance covering your business travel or other similar insurance benefits. The Company shall also provide you with health care insurance.

7.	EMPLOYEE STOCK PLAN
You are entitled to participate in the Company Employee Stock Plan program. Further details can be obtained from the Human Resources department. The Company reserves the right to substitute, replace or amend the above scheme and amend the level of the benefit.

8.	EXPENSES

The Company will reimburse all reasonable and verifiable expenses which are incurred by you and which are supported by receipts in the proper performance of your duties, in accordance with the Company’s Global Travel and Entertainment Spending Policy. Details of the policy are available from the Company’s Human Resources department and/or the Company’s Intranet site.

9.	HOLIDAYS

(a)
You will be entitled to holiday leave according to Swedish law (Sw. semesterlagen), the applicable collective bargaining agreement and the Company’s vacation policy (as may be obtained from Company’s Human Resources department). Your actual holiday entitlement is 35 days per year.

(b)
Upon termination of your employment you shall be entitled to receive payment in lieu of accrued but untaken holiday. In the event that you have exceeded your accrued holiday entitlement, the excess shall be repayable by you at the same rate.

10.	ILLNESS AND MEDICAL REPORTS
You are entitled to sickness payment in accordance with Swedish law and the applicable collective bargaining agreement. If you are unable to work for any reason, your manager must be informed by 10.00 am CET on the first day of your absence of the reason for your absence and the date when you anticipate being able to return. If the period of absence lasts longer than a day, you must keep your manager informed at whatever intervals he/she requires.

11.	COMPANY LOYALTY; OTHER BUSINESS INTERESTS
During your employment, you will not without the prior written consent of the Company (such consent not to be unreasonably withheld) be engaged, concerned or interested in any business or undertaking whatsoever other than for the Company and its subsidiaries, parent or associated companies (except as the owner for investment of shares or other securities quoted on a public stock exchange and not exceeding 5% of the total issued shares of any company).

12.	TERMINATION OF EMPLOYMENT

(a)
This employment agreement can be terminated by either party giving such notice as applies in accordance with mandatory Swedish law and the applicable collective bargaining agreement. The notice period will vary based on length of employment.

(b)
In accordance with Swedish law, the Company may terminate your employment immediately (Sw. avsked) without notice or without payment in lieu of notice if you are guilty of any gross default or misconduct in connection with or affecting the business of the Company or if you commit any material breach of or non-observance of any of your duties or obligations under this Agreement.

13.	EFFECTS OF TERMINATION OR EXPIRY; COMPANY PROPERTY, NON-SOLICITATION

(a)
Upon expiry or termination of your employment you must immediately return to the Company all Company property including keys, security passes, credit cards, documents or other property belonging to or relating to the businesses or affairs of the Company, including all electronic and hard copies of documents containing or referring to Confidential Information (as set out in Clause 14 herein) which may be in the possession or control of you. You may not retain copies, extracts or notes of any of the same.

(b)
During your employment and for a period of twelve (12) months after the expiry or termination of the employment, you may not, whether directly or indirectly, or on behalf of or in conjunction with any other person, proprietor, company or other entity, solicit or entice away or endeavor to solicit or entice away from the Company any person, proprietor, company or other entity which is or has at any time during the preceding 12 months been a client or a customer of the Company.

(c)
During your employment and for a period of twelve (12) months after the expiry or termination of your employment, you may not, whether directly or indirectly, or on behalf of or in conjunction with any other person, firm company or other entity, solicit or entice away or engage any employee of the Company.

Any reference in this clause to the Company shall, where the context so permits, be deemed to include a reference to any subsidiary, parent or associated company of the Company.

14.	CONFIDENTIAL INFORMATION

(a)	During and after your employment with the Company (without time limit), you must not (unless required to do so by law or protected in doing so by a legal right of protected disclosure):

(i)	use any trade secrets or confidential information of the Company for any purposes other than the Company’s; or

(i)	disclose any trade secrets or confidential information to any person other than in properly performing your duties.

(b)
“Confidential Information” means all information relating to the Company’s business practices and methods, customers, employees, suppliers, pricing or pricing strategy, products, services, development plans of products, marketing strategies, Company licenses, third party agreements and any other information which the Company reasonably considers to be confidential.

Any reference in this clause to the Company shall, where the context so permits, be deemed to include a reference to any subsidiary, parent or associated company of the Company.

15.	INTELLECTUAL PROPERTY
The Company and you will sign a separate New Hire - Proprietary Information and Confidentiality Agreement (the “New Hire Agreement”), which amongst other things sets forth the terms governing ownership of intellectual property and other proprietary information created by you during your employment.

(a)
As further set forth in the New Hire Agreement, you hereby acknowledge that the Company shall be the sole and exclusive owner of any intellectual property, including but not limited to any copyright in produced materials or any invention made or patented, that results from your employment and you expressly waive any rights thereto. This provision does not waive your right to remuneration under the applicable collective bargaining agreement and/or mandatory Swedish law.

(b)
You undertake to do anything reasonably required to ensure that such intellectual property rights are assigned to the Company and to assist the Company in taking any action in relation to any possible infringements. In addition, as further set forth in the New Hire Agreement, you shall continuously inform the Company of any games, methods, systems, computer programs, graphic objects, ideas, documentation and any other products or results which you develop in your own time, provided that such development is related to the business or any anticipated research or development of the Company.

16.	DEDUCTIONS
To the extent permitted under Swedish law, at any time during your employment, and in any event on termination howsoever arising, you authorize the Company to deduct from your remuneration under this Agreement any monies due from you to the Company including, but not limited to any outstanding loans, advances, mistaken overpayments of salary, the cost of repairing any damage or loss of the Company's property caused by you (and of recovering it), excess holiday and any other monies owed by you to the Company.

17.	GLOBAL INFORMATION AND SYSTEMS USE AND SECURITY POLICY
You are referred to the above policy which governs use of the Company computer system network, email and internet use. The policy may be obtained from the Company’s Human Resources department. It is a condition of your employment that you abide by its terms. Failure to do so is a serious offence for which you could be dismissed.

18.	COMPANY POLICIES
Various rules, policies and guidelines exist for the effective and safe operation of the Company’s business and the welfare and interests of the Company’s employees and you must comply with them. You should review and familiarize yourself with the Company rules, policies and guidelines and you are referred to the Human Resources Department and also to the Human Resources section of the Company’s Intranet site for further details of those rules, policies and guidelines. You are bound at all times by all the rules, policies, standards and regulations issued from time to time and applicable to you and you may be requested to review and confirm acceptance of certain policies on a recurring basis (such as the Global Code of Conduct). From time to time the Company may also alter the existing rules or policies or introduce new ones.

19.	HEALTH AND SAFETY AT WORK
It is the policy of the Company to promote the health, safety and welfare at work of all its employees. Consistent with that policy and relevant legislation it is your responsibility to undertake your duties in such a way as not to endanger your own health and safety or that of your fellow employees, to use such safety equipment as may be provided, and to observe such safety regulations as may be, from time to time, in force. Breach of the Company’s safety regulations is a serious disciplinary issue.

20.	DATA PROTECTION

(a)
The Company recognizes the importance of protecting the privacy, confidentiality, accuracy and security of your personal information and aims to comply with the provisions of the Swedish Data Protection Act. The Company will hold computer records and personnel files relating to you. These will include personal details form, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records (which may, where necessary, include sensitive personal data relating to your health, and data held for ethnic monitoring purposes). The Company requires such personal data for personnel administration and management purposes and to comply with its obligations regarding the keeping of employee records.

(b)
You hereby explicitly consent to the Company collecting and processing your personal data relating to you for personnel administration and management purposes and that it may, where necessary for those purposes, make such data available to its advisers, to authorized employees in its Head Office in Redwood Shores, California or to such other parent, subsidiary or associated company as may be required and to external third parties providing products and/or services to the Company, and as required by law.

21.	MONITORING
The Company carries out monitoring of its premises for security purposes and reserves the right in certain situations to monitor the usage of its communication facilities, to the extent permitted by Swedish law. The circumstances and purposes for which it does so can be explained by the Human Resources Department.

22.	DISCRIMINATION AND DIGNITY AT WORK
As set forth in the Company’s Global Harassment Policy, You must treat all fellow employees and people with whom you have contact in connection with your work with respect and on their merits irrespective of their sex, marital status, sexuality, religion, color, race, ethnic or national origin, age or any disability which they may have. Sexual, racial and disability-related harassment and bullying is likely to be gross misconduct for which you may be dismissed. Details of the policy are available from the Company’s Human Resources Department.

23.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with Swedish law and the parties to this Agreement shall submit to the exclusive jurisdiction of the Swedish Courts.

24.	ENTIRE AGREEMENT
This Agreement, the New Hire Agreement, the referred Company policies and the applicable collective bargaining agreement contain the entire Agreement between you and the Company in connection with your employment. By signing this Agreement you confirm that you are not entering into employment with the Company in reliance upon any oral or written representations made to you by the Company, its employees or agents. This Agreement replaces all previous terms and conditions (whether or not in writing) related to your employment by the Company.

25.	NOTICES
Notices given under this Agreement shall be in writing and if to be given to the Company may be delivered or dispatched by first class post to its registered office and if to be given to you must be given to you personally. You must keep the Company informed of any changes of your address.

26.	COLLECTIVE AGREEMENT
Further conditions are stipulated in the applicable collective bargaining agreement to which the Company is a party, as updated from time to time.
_____________________

This Agreement has been entered into by the parties on the date first above written.

SIGNED ON BEHALF OF THE COMPANY

_________________________________________
Gabrielle Toledano, Chief Talent Officer

_________________________________________
Carin Källkvist, Human Resources Director, EA Digital Illusions CE AB

I have read, understood, agree and accept the terms and conditions of employment set out in this Agreement.

SIGNED BY YOU

________________________________________
Patrick Söderlund